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                                                                   EXHIBIT 99.1




VALUJET
                                                                        AIRWAYS
                                                                    CORPORATION

                                                           For Immediate Release

               Contacts:  For Airways - Eric Hanson        407-859-1579 Ext. 208
                          For ValuJet - Gregg Kenyon       770-907-5021

               AIRWAYS AND VALUJET ANNOUNCE MERGER AGREEMENT

                   Carriers Will Share Common Parent Company


         Orlando, FL -- July 10, 1997 -- Airways Corporation (NASDAQ: NMS
AAIR), parent company to AirTran Airways, and ValuJet, Inc. (NASDAQ: NMS VJET), parent company of ValuJet Airlines, today jointly announced the signing of an agreement to merge the two holding companies. The newly created holding company will operate as AirTran Holdings, Inc.

         The merger is subject to shareholder, bondholder, regulatory and certain other approvals and provides for a one-for-one stock exchange, whereby each share of Airways stock will be exchanged for one share of ValuJet common stock. ValuJet will issue approximately 9,067,937 shares of common stock in the transaction, representing a value of approximately $61.8 million based on ValuJet's closing stock price of $6.8125 on July 9th.

         The final merger and closing date are anticipated to occur within three to four months. The combination has been structured as a tax-free merger. The carriers will continue to function under their respective operating certificates.

         The location of the holding company's headquarters is under review, with Orlando currently the lead candidate. A final decision will be based on the proposals of various communities to ensure the best results for shareholders, employees, and customers.

         ValuJet will nominate four members to the board of directors of the combined entity, while Airways will nominate three. Robert D. Swenson, chairman, president and chief executive officer of Airways Corporation will serve as a non-executive chairman of the combined company. D. Joseph Corr, who joined ValuJet in November 1966 as president and chief executive officer will serve in the same capacities of the combined company. Corr previously served as chairman, president and CEO of Continental Airlines and as president of Trans World Airlines.

         "This agreement provides an excellent opportunity to combine two complementary business plans and provide access to reliable service and affordable fares to large markets currently served by ValuJet and mid-sized cities with Air-Tran service," said Corr.

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"The merged company will benefit from access to Airways' maintenance facility in Orlando and the ValuJet launch order for 50 firm and 50 option McDonnell Douglas MD-95s with delivery scheduled to begin in June 1999."

         "The companies have many synergies including affordable fares, a focus on the leisure traveler and some of the industry's most dedicated and experienced employees," said Swenson. "This merger should significantly enhance AirTran's growth prospects with the strong cash position of the merged companies and our combined operating fleet total of more than 40 aircraft. We believe this merger will generate substantial benefits for our shareholders, employees and customers."

         Today AirTran Airways provides affordable service between Orlando and 23 cities with a fleet of Boeing 737 aircraft. The carrier is expecting delivery of its eleventh Boeing 737 aircraft by the end of July.

         Atlanta-based ValuJet Airlines currently operates 200 system-wide peak daily departures to 24 cities with a fleet of 30 aircraft.


COMBINED ENTITY STATISTICS*

Total Employees:                  2742
Number of Cities Served:          46
Peak Daily Departures:            238
Total Aircraft:                   40
June 1997 ASMs (000)              368,152

*As of July 09, 1997.


         Statements contained in this press release that are not based upon current or historical fact are forward looking in nature. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Companies' filings with the Securities and Exchange Commission.


EDITOR'S NOTES:   A conference call is scheduled for 11:00 a.m. Eastern Time.
                  See the attached media advisory for additional information.

                  A photo of an AirTran Boeing 737 jet and Robert Swenson - president & CEO of AirTran Airways is available via NewsCom at (305) 448-8411, or at: http://www.newscom.com.

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